Exhibit 4.4


                   SALE AND PURCHASE AGREEMENT
                   ---------------------------

This Agreement is made on this 18 th day of September, 1996 by and between

ORGANON TEKNIKA CORPORATION, a Delaware corporation having its principal place of business at 100 Akzo Avenue, Durham, NC
27712, (hereinafter referred to as "OTC") and

AKZO NOBEL PHARMA INTERNATIONAL B.V., a Dutch corporation having its principal place of business at Wethouder van Eschstraat 1, Oss, the Netherlands (hereinafter referred to as "Akzo Nobel
Pharma") on the one hand and

ICN PHARMACEUTICALS, INC., a Delaware corporation having its place of business at ICN Plaza, 3300 Hyland Avenue, Costa Mesa,
California 92626 (hereinafter referred to as the "Purchaser") on the other hand.

WITNESSETH THAT:

OTC owns a division known as Cappel which manufactures and sells immunochemical reagents used in biotechnology and biomedical laboratories around the world.

The Cappel division is composed of : (i) certain assets and property (hereinafter referred to as the "Assets") owned by OTC as of the date hereof; (ii) certain liabilities associated with the Assets (hereinafter referred to as "Liabilities"); and (iii) certain employees (hereinafter referred to as the "Employees"), who are employed by OTC or its affiliated companies having activities related with the Cappel Operations as defined below.

The Assets, Liabilities and Employees are hereinafter collectively referred to as the "Cappel Operations".

Purchaser wishes to acquire the Assets, assume certain specified liabilities and take over certain of the Employees of the Cappel
Operations upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and undertakings contained herein, the parties do hereby agree as follows:

ARTICLE 1 - SALE AND TRANSFER.

-----------------------------

1.1 Assets. OTC agrees and undertakes to sell, transfer, convey, assign and deliver to Purchaser or have sold, transferred, conveyed, assigned and delivered as appropriate by Akzo Nobel Pharma and Purchaser agrees and undertakes to buy and receive from OTC on the Closing Date (as hereinafter defined) all the right, title and interest in the Assets. The Assets shall include the following:

      (a) All right, title and interest in, to or under, any contracts, agreements, leases, licenses, commitments and undertakings, including purchase orders for the purchase of Cappel products, relating to the Cappel Operations, all of which are collectively referred to hereunder as the "Contracts". A list of each Contract to be conveyed hereunder is set forth on the "Contracts List" attached hereto as Schedule 1.1, which to the best of OTC's knowledge is complete as of the Closing Date.

      (b) Those trademarks and registrations thereof, and applications for any of the trademarks set forth on Schedule 1.2 (the "Trademark List") owned by Akzo Nobel Pharma and licensed to OTC by Agreement
          dated December 19, 1986 (the   "Trademark License
          Agreement") as well as all other trademarks used in the Cappel Operations other than the name "Organon Teknika" but including the name "Cappel" (collectively the "Trademarks").

      (c) All copyrights, inventions, technology, know-how, discoveries, ideas, trade secrets, formulae, research data, manufacturing directions and records, including but not limited to device history records, (hereinafter referred to as "Technology"), used in the manufacture, sale or other exploitation of the products and/or services of the Cappel Operations to the extent necessary to manufacture, sell or otherwise exploit same as currently manufactured, sold, or exploited.

      (d) The land, buildings, improvements and fixtures situated in the Township of West Fallowfield, County of Chester and State of Pennsylvania (the "Cochranville Facility" or the "Real Property") as described in the Deed attached hereto as Schedule
          1.3 (the "Real Estate List"), known as the William Engle Farm and whose street address is Center Hall Road, Cochranville, Pennsylvania 19330.

      (e) All furniture, machinery, equipment (including
          laboratory equipment), computers, vehicles   and
          other tangible personal property necessary for the conduct of the Cappel Operations located at the West Chester Manufacturing Facility or the Cochranville Facility, with the exclusion of the manufacture of Lymphocite Separation Medium ("LSM") (the "Equipment'), except as included in the Excluded Assets. Substantially all such items constituting fixed assets with a net book value of one US Dollar (US $1.00) or more are listed on the "Equipment List" attached hereto as Schedule 1.4.

      (f) All inventories relating to the Cappel Operations including without limitation all finished goods, work in process, raw materials (including biological materials), goods in transit, components and manufacturing and advertising supplies, owned by OTC and related to the Cappel Operations on hand as of the Closing Date as well as sufficient containers and shipping materials, to the extent on hand as of the Closing Date, to ensure an uninterrupted continuation of the Cappel Operations (the "Inventory").

      (g) All books, records and files, including but not limited to customer lists related to the Cappel
          Operations other than those associated with any Excluded Assets (the "Records").

      (h) Those product and facility licenses, approvals or clearances related to the Cappel Operations as being transferred to Purchaser hereunder issued by the United States Food and Drug Administration (the "FDA"), the United States Department of Agriculture (the "USDA") and any corresponding governmental regulatory agency in the USA and other countries, and all pending applications therefor (the "Registrations") as set forth on
          Schedule 1.5 (the "Regulatory Approval List").

      (i) All production animals, with the exception of those listed in the Excluded Assets List, located at the Cochranville Facility on hand as of the Closing Date (the "Production Animals").

      (j) Any pre-paid expenses not included in the Excluded Assets, including but not limited to pre-paid taxes as specified in Schedule 1.6, attributable to and/or on the books of the Cappel Operations as of the Closing Date.

      (k) Such other assets related solely to the Cappel
          Operations as may reasonably be necessary and sufficient for the full benefits of the acquisition of the Cappel Operations as an ongoing concern by Purchaser.

1.2 Excluded Assets. Notwithstanding anything contained in Paragraph 1.1 to the contrary, Purchaser shall not acquire any right, title or interest to any assets or property, tangible or intangible, set forth below and where appropriate specified in Schedule 2 (the "Excluded Assets List") (collectively referred to as the "Excluded Assets):

      (a) Cash, accounts receivables and any other moneys due to OTC from third parties whether or not affiliated with OTC, attributable to and/or on the books of the Cappel Operations as of the Closing Date.

      (b) Tax refund claims and insurance coverage claims
          (including prepaid premiums) attributable to the Cappel Operations as of the Closing Date.

      (c) All insurance policies maintained by OTC or Akzo
          Nobel Inc. and with respect to the Cappel
          Operations, all insurance claims and rights, as well as all uninsured claims and lawsuits to the extent that they relate to damages sustained on occurrences and events occurring prior to the Closing Date.

      (d) Any rights in or to the use of the name "Organon
          Teknika" or derivations thereof, or OTC's logo, except to the extent provided in Paragraph 13.2 hereof.

      (e) Any ownership interest in the land and buildings
          situated in the Township of West Goshen County of
          Chester and State of Pennsylvania (the "West
          Chester Manufacturing Facility"), identified as
          lots 9 and 10 of Brandywine Industrial Park and
          whose street address is 1230 Wilson Drive, West
          Chester, Pennsylvania   19380.

      (f) The ownership in those animals, as identified on the Excluded Assets List at the Cochranville
          Facility (the "OTC Animals").

      (g) All fixtures, improvements and certain equipment and machinery of the Cappel Operations located at the West Chester Manufacturing Facility and affixed or attached to the building.
          Substantially all such items constituting fixed assets with a net book value of one U.S. Dollar
          (US $1.00) or more are listed on the Excluded
          Assets List.

      (h) All furniture, machinery, equipment (including laboratory equipment), computers and other tangible personal property necessary for the manufacture of Lymphocyte Separation Medium
          ("LSM") and jointly used in the manufacture of OTC's blood group serology products, as listed on the Excluded Assets list.

1.3 Non Assignable Contracts and Rights. Anything herein to the contrary notwithstanding, no properties, rights or other assets, including but not limited to Contracts and regulatory approvals, of OTC in respect of the Cappel Operations shall be deemed sold, transferred, conveyed or assigned to Purchaser pursuant to this Agreement if the attempted sale, transfer, conveyance or assignment of the same to Purchaser without the consent or approval of another party or governmental entity, including but not limited to the FDA and other governmental regulatory agencies, would be ineffective or would constitute a breach thereof or would in any other way adversely affect the rights of OTC (or Purchaser, as assignee) thereunder. If any such consent or approval is required but not obtained on or prior to the Closing Date, OTC covenants and agrees that in such case the beneficial interest in or to such properties, rights or assets shall in any event pass as of the Closing Date to Purchaser hereunder; and OTC covenants and agrees (a) from and after the Closing Date to hold and declare that it holds any and all such properties, rights and assets in trust for the benefit of Purchaser, (b) to use reasonable efforts without payment of any penalty or fee to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer, conveyance or assignment of the same to Purchaser without change in any of the material terms or conditions thereof, including, without limitation, the formal assignment or novation of any of the same, if so required, (c) to make or complete such transfers as soon as reasonably possible, and (d) to cooperate with Purchaser in any other reasonable arrangement designed to provide for Purchaser the benefits of and to such properties, rights and assets.

1.4   Assumption of Liabilities.   At the Closing Date the
      Purchaser shall assume and agree to fulfill, discharge or perform as appropriate, the following liabilities relating to the Cappel Operations ("Assumed Liabilities"):

      (i) all liabilities and obligations arising after the Closing Date with respect to the Contracts
          (subject to Paragraph 10.2 hereinafter), the Cochranville Facility, the Equipment (including leases) and the Registrations other than liabilities or obligations arising out of any breach by OTC of any provision of any Contract including but not limited to liabilities or obligations arising out of OTC's failure to perform any Contract in accordance with its terms prior to the Closing Date.

      (ii) all liabilities and obligations to be assumed by Purchaser pursuant to Articles 6 and 7 relating to Employees and employee benefits (including but not limited to savings plans);

     (iii) all other liabilities and obligations arising out of or relating to damages sustained or occurrences and events occurring with respect to the conduct of the Cappel Operations by Purchaser after the Closing Date.

      In no event, however, shall Purchaser assume or incur any liability or obligation under this Paragraph 1.4 or otherwise in respect of any of the following:

      (a) any product liability or similar claim made by a third party for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by OTC, or alleged to have been made by OTC, or which is imposed or asserted to be imposed by operation of law, in connection with any product manufactured or sold by OTC on or prior to the Closing Date, including without limitation any claim seeking recovery for consequential damage, lost revenue or income;

      (b) any Taxes (as defined in Article 8) except as provided in Article 8 of this Agreement;

      (c) any liability or obligation under or in connection with any of the Excluded Assets.

ARTICLE 2 - CONSIDERATION AND PAYMENT THEREOF.
---------------------------------------------
2.1 The aggregate consideration for the transfer of the Assets to be paid by Purchaser shall be four million four hundred eighty three thousand seven hundred seventy-seven U.S. Dollars (U.S. $4,483,777) (the "Purchase Price"). Purchaser shall pay the Purchase Price to OTC and Akzo Nobel Pharma in accordance with Paragraph 2.4 hereof by issuing the number of shares of the $.01 par value common stock of Purchaser (the "ICN Common Stock") determined by dividing the Purchase Price by the average quoted closing price per share of ICN Common Stock (the "Average Share Price") as reported by the New York Stock Exchange for the ten (10) consecutive trading days ending two (2) days before the Closing Date. The number of shares of ICN Common Stock issued to OTC and Akzo Nobel Pharma, as the case may be, shall be proportionately adjusted to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Purchaser as a result of which shares of any class of stock or other securities shall be issued in respect of ICN Common Stock, or if any ICN Common Stock shall be changed into the same or a different number of shares of the same or another class of stock or other securities occurring after the date hereof but prior to the Closing Date. No fractional shares shall be issued in connection with this transaction. OTC and Akzo Nobel Pharma shall receive at the Closing the largest whole number of shares deliverable pursuant to this Paragraph 2.1 (the "Purchase Price Shares") and an amount of cash equal to the Average Share Price multiplied by the fractional shares deliverable pursuant to the computation set forth in this Paragraph 2.1.

2.2 The Purchase Price shall be allocated and adjusted as of the Closing Date as follows:

      (a) one million five hundred ninety-three thousand eight hundred U.S. Dollars (U.S. $1,593,800) for the Inventory as of December 31, 1995 adjusted at the Closing Date on a dollar for dollar basis if the Inventory as of the Closing Date, valued on net book value under U.S. generally accepted accounting principles ("US GAAP") shall be less than one million five hundred ninety thousand U.S. Dollars (U.S. $1,590,000);

      (b) sixty-six thousand two hundred twenty-three U.S. Dollars (U.S. $66,223) for the equipment as of December 31, 1995 adjusted at the Closing Date on a dollar for dollar basis for the net book value under US GAAP of the Equipment (i.e. equipment as of December 31, 1995 minus all equipment disposed of between December 31, 1995 and the Closing Date plus all equipment acquired for the Cappel Operations in that period) as of the Closing Date;

      (c) five hundred seventy-four thousand seven hundred ninety U.S. Dollars (U.S. $574,790) for the
          Cochranville Facility of which two hundred fifty thousand US Dollars (US $250,000) relates to farm land; and

      (d) two million two hundred forty eight thousand nine hundred sixty-four U.S. Dollars (U.S. $ 2,248,964) for the Contracts, the Trademarks, the Technology, the Records, the Registrations, the Production Animals, the goodwill and all other Assets (excluding prepaid taxes beyond the Closing Date), of which eight hundred ninety nine thousand five hundred ninety three U.S. Dollars and fifty cents (U.S. $ 899,593.50) shall be paid to Akzo Nobel Pharma for the transfer of Trademarks and the remainder to OTC for the Technology, the Contracts, the Records, the Production Animals, the goodwill and the other Assets.

2.3 In addition to the adjustments set forth in Paragraphs 2.1 and 2.2 hereof, the Purchase Price will be adjusted as follows:

      (a) Within fifteen (15) days following sale of all Purchase Price Shares by OTC and Akzo Nobel Pharma and in any event no later than five (5) days after the end of the Protected Period, OTC and Akzo Nobel Pharma shall provide Purchaser with a certificate (the "Adjustment Certificate") signed by the Chief Executive officer of OTC and an authorized representative of Akzo Nobel Pharma, as the case may be, that sets forth (i) all sales of the Purchase Price Shares during the Protected Period by OTC and Akzo Nobel Pharma, as the case may be, and (ii) the Net Sales Price of such sales. "Protected Period" means the period that begins on the Closing Date and ends one hundred and twenty (120) days after the earlier to occur of (x) the day that all of the Purchase Price Shares are eligible to be sold under Rule 144, or
          (y) the day that a Registration Statement (as defined hereinafter) with respect to the Purchase Price Shares becomes effective. "Net Sales Price" means the sales price realized by OTC or Akzo Nobel Pharma, as the case may be, on the sale of the Purchase Price Shares, net of any broker or dealer fees, discounts and expenses, and all transfer and other taxes. "Rule 144" means Rule 144 as promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

      (b) If the Net Sales Price from the sales of any Purchase Price Shares during the Protected Period to persons unaffiliated with OTC or Akzo Nobel Pharma in an arms-length transaction is less than the aggregate of (I) the product of the Average Share Price multiplied by the number of such Purchase Price Shares sold plus (ii) interest on the amount under (i) above for the period commencing on the Closing Date and ending on the day OTC or Akzo Nobel Pharma, as the case may be, receives such Net Sales Price at a rate of Prime plus one percent (1%) (the "Minimum Amount"), Purchaser shall pay OTC or Akzo Nobel Pharma, as the case may be, an amount in cash equal to such shortfall plus interest on such shortfall at such rate for the period beginning on the date of such receipt and ending on the date of payment of such shortfall. Such payment shall be deemed to be an increase in the Purchase Price. For purposes of this Agreement, "Prime" on any given date will mean the rate published for such date in the Eastern Edition of the Wall Street Journal in the section entitled "Money Rates" (or any successor section) and opposite the caption "Prime Rate" (or any successor caption). For each day which is not a business day in New York, Prime shall be Prime for the preceding day. In the event Purchaser pays any cash dividend on such Purchase Price Shares prior to the date of sale thereof by OTC or Akzo Nobel Pharma, Purchaser may deduct the amount of such cash dividend from any interest due under
          (ii) above.

      (c) If the Net Sales Price from the sales of Purchase Price Shares during the Protected Period to persons unaffiliated with OTC or Akzo Nobel Pharma in an arms length transaction is greater than the aggregate of (I) the product of the Average Share Price multiplied by the number of such Purchase Price Shares sold plus (ii) fifteen percent (15%) plus (iii) interest on the amount under (i) above for the period commencing on the Closing Date and ending on the day OTC or Akzo Nobel Pharma, as the case may be, receives such Net Sales Price at a rate of Prime plus one percent (1%), OTC or Akzo Nobel Pharma, as the case may be, shall be obligated to pay Purchaser an amount in cash equal to such excess. In the event Purchaser pays any cash dividend on such Purchase Price Shares prior to the date of sale thereof by OTC or Akzo Nobel Pharma, the amount of such cash dividend will be deducted from the interest as meant under (iii) above.

      (d) The payments required by Paragraph 2.3(b) and (c) shall be due and payable within fifteen (15) days after the date that Purchaser receives the Adjustment Certificates.

2.4 The entire Purchase Price shall be paid by Purchaser in full on the Closing Date as follows:

      (a) to OTC the amount of three million five hundred eighty-four thousand one hundred eighty-three U.S. Dollars and fifty cents (U.S. $ 3,584,183.50) as adjusted if appropriate, pursuant to Paragraphs
          2.1 and 2.2 above, in ICN Common Stock; and

      (b) to Akzo Nobel Pharma the amount of eight hundred ninety nine thousand five hundred ninety three
          U.S. Dollars and fifty cents (U.S. $ 899,593.50) as adjusted if appropriate, pursuant to Paragraph
          2.1 above in ICN Common Stock.

  2.5     (a)   within ten (10) days after the Closing Date,
          Purchaser shall file with the Commission a registration statement (the "Registration Statement") on Form S-3 or other applicable or available forms to register under the Securities Act of 1933, as amended (the "Securities Act"), all of the Purchase Price Shares for sale by OTC and Akzo Nobel Pharma and thereafter shall use its best efforts to cause such Registration Statement to become and remain effective as provided in this Paragraphs 2. 5.

          (b)  Purchaser shall furnish to OTC or Akzo Nobel
          Pharma such copies of the prospectus constituting a part of the Registration Statement as OTC or Akzo Nobel Pharma may reasonably request in order to facilitate the public sale of the Purchase
          Price Shares during the period that begins on the effective date of the Registration Statement and ends one hundred and twenty (120) days thereafter
          (the "Registration Period").

          (c) After filing of the Registration Statement with the Commission, and as soon as reasonably practicable, Purchaser shall:

          (i) use its best efforts to cause the Purchase Price Shares to be listed on each securities exchange or other securities trading market on which ICN Common Stock is then listed and shall furnish or cause to be furnished to each such securities exchange all documents, instruments, information and undertakings and publish all advertisements or other material that may be necessary in order to effect or maintain such listings, and shall cause such listing or listings to be continued during the Protected Period. Further, Purchaser shall prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the earlier of (x) such time as OTC and Akzo Nobel Pharma have sold all of the Purchase Price Shares issued to them or
               (y) one hundred and twenty (120) days after the effective date of the Registration Statement; and

          (ii) use its best efforts to register or qualify the Purchase Price Shares under such other securities or blue sky or other applicable laws of such jurisdictions as OTC or Akzo Nobel Pharma shall reasonably request in writing, and do any and all other acts and things which may be necessary or advisable to enable OTC or Akzo Nobel Pharma or any underwriter to consummate the disposition in such jurisdictions of its ICN Common Stock covered by the Form S-3, to enable OTC and Akzo Nobel Pharma to consummate the public sale or other disposition of the Purchase Price Shares; provided that Purchaser shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction in which such consent has not been previously filed.

          (d) ICN's obligations under this Paragraph 2.5 shall terminate if either OTC or Akzo Nobel Pharma fails to furnish to Purchaser such information with respect to OTC and Akzo Nobel Pharma in their capacity as selling shareholders, as Purchaser may reasonably request from OTC or Akzo Nobel Pharma for use in preparing the Registration Statement (and the prospectus included therein) and performing its other obligations under this Paragraph 2.5.

          (e) Subject to the satisfaction by Purchaser of its obligations pursuant to Paragraph 2.5(a) hereof, the refusal of the Commission to declare effective a Registration Statement with respect to the Purchase Price Shares shall not in any way affect the validity or enforceability of any other provision of this Agreement provided that the Commission's refusal to declare effective a Registration Statement is not related to, or the result of, any act or omission of Purchaser.

          (f) Except as set forth below, Purchaser shall pay all reasonable and customary expenses of a registrant in connection with the registration of the 'Purchase Price Shares, including fees and expenses of counsel to Purchaser and of its independent public accountants, filing fees and other expenses charged by the Commission or by the securities regulatory authority of any state or other jurisdiction in which Purchase Price Shares are to be qualified and which are attributable to the registration or qualification of such shares, and printing expenses. Notwithstanding the foregoing, OTC and Akzo Nobel Pharma shall bear at its own expense in connection with registration and sale of the Purchase Price Shares, including without limitation expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of Purchase Price Shares; provided, however, that Purchaser shall pay the costs of Rule 144 opinions, if any, rendered by Purchaser's counsel.

          (g) In the event that Purchaser is unable to satisfy its obligations pursuant to Paragraph 2.5(a) above, Purchaser shall have the right to repurchase all of the Purchase Price Shares at a price equal to the average quoted closing price per share of the ICN Common Stock as reported by the New York Stock Exchange for the ten (10) consecutive trading days prior to such repurchase, provided that the price to be paid by Purchaser in such repurchase shall not be less than the Minimum Amount.

          (h)  after the filing of the Registration
          Statement, Purchase shall furnish to OTC and Akzo Nobel Pharma and to each underwriter, dealer or agent of ICN Common Stock, if any, such number of copies of the Form S-3 and of each such amendment and supplement thereto (in each case, including all exhibits), such number of copies of the prospectus included in the Form S-3 (including each preliminary prospectus and any summary prospectus) or filed under Rule 424 (b) under the Securities Act in accordance with Rule 430A thereunder, in conformity with the requirements of the Securities Act, such documents incorporated by reference in the Form S-3 or prospectus, and such other documents, as OTC or Akzo Nobel Pharma or such underwriter, dealer or agent may reasonably request;

          (I)  at any time during which a prospectus
          relating to the Form S-3 is required to be delivered under the Securities Act, Purchaser shall immediately notify OTC and Akzo Nobel Pharma of the happening of any event as a result of which, or the determination by the Purchaser that, the prospectus included in the Form S-3, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of OTC or Akzo Nobel Pharma, prepare and furnish to OTC or Akzo Nobel Pharma, as the case may be, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of ITC Common Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (j)  after the filing of the Registration
          Statement, Purchaser shall promptly notify OTC and Akzo Nobel Pharma (i) when the Form S-3 or the prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to the Form S-3 or any post-effective amendment, when the same has become effective, (ii) of any comments by the Commission and by the Blue Sky or securities commissioner or regulator of any state with respect thereto or any request by the Commission for amendments or supplements to the Form S-3 or prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Form S-3 or the initiation or threatening of any proceedings for that purpose, (iv) if at any time the representations and warranties of the Purchaser contemplated by Paragraph 5.11 through Paragraph
          5.18 hereof cease to be true and correct in all material respects, (iv) of the receipt by the Purchaser of any notification with respect to the suspension of the qualification of the ICN Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

          (k)  after the filing of the Registration
          Statement, if requested by OTC or Akzo Nobel
          Pharma, Purchaser shall promptly incorporate in a prospectus supplement or post-effective amendment such information as is required by the applicable rules and regulations of the Commission and as OTC or Akzo Nobel Pharma specifies should be included therein relating to the terms of the sale of ICN Common Stock;

          (l) In connection with any sale of the ICN Common Stock pursuant to the Form S-3, the Purchaser will allow OTC and Akzo Nobel Pharma and the underwriters, dealers or agents, if any, and their respective counsel, accountants and other agents (collectively, the "Inspectors"), access to the financial and other books and records, pertinent corporate documents and properties of the Purchaser (collectively, the "Records") and opportunities to discuss the businesses of the Purchaser with its officers and the independent public accountants who have certified its financial statements as shall be necessary or desirable, in the opinion of OTC and Akzo Nobel Pharma or such underwriters, dealers or agents, or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

          (m) In the event that the Purchaser sells ICN Common Stock pursuant to the Form S-3 in an underwritten offering, OTC and Akzo Nobel Pharma may require the Purchaser to include the ICN Common Stock held by OTC or Akzo Nobel Pharma in such underwriting on the same terms and conditions as shall be applicable to the other securities being sold through underwriters under such registration. In such case, OTC and Akzo Nobel Pharma shall be a party to any such underwriting agreement or agreements. Such underwriting agreement(s) shall contain representations, warranties and covenants by Purchaser and other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions.

2.6 Rule 144. The Purchaser covenants to and with OTC and Akzo Nobel Pharma that to the extent it shall be required to do so under the Exchange Act, the Purchaser shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including, but not limited to, the reports under Section 13 and 15 (d) of the Exchange Act referred to in Subparagraph (c) (1) of Rule 144 adopted by the Commission under the Securities Act) and the rules and regulations adopted by the Commission thereunder, and shall take such further action as OTC or Akzo Nobel Pharma may reasonably request, all to the extent required from time to time to enable OTC or Akzo Nobel Pharma to sell Purchase Price Shares without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of OTC or Akzo Nobel Pharma the Purchaser shall deliver a written statement as to whether it has complied with such requirements.

2.7. Restrictions on Sale. OTC or Akzo Nobel Pharma shall not sell any of the Purchase Price Shares during the Protected Period except for sales either that are registered under Paragraph 2.5 or that comply with Rule 144, without the prior written approval of Purchaser, which approval shall not be unreasonably withheld. If a Registration Statement covering all of the Purchase Price Shares has not become effective within one hundred twenty (120) days after the Closing Date, OTC and Akzo Nobel Pharma may sell any of the Purchase Price Shares to an unaffiliated party in an arms length, unregistered transaction without Purchaser's consent.

ARTICLE 3 - CLOSING.

-------------------

3.1 Ownership of all Assets purchased hereunder shall be delivered (the "Closing") to Purchaser on September 18th, 1996 (the "Closing Date"). The Closing will be deemed effective as of midnight Eastern Standard Time September 18th, 1996 at which time title and risk of loss with respect to the Assets will pass to Purchaser.

      Purchaser acknowledges and agrees that ownership of the Trademarks shall be transferred by Akzo Nobel Pharma to Purchaser and that ownership of all other Assets shall be transferred by OTC to Purchaser.

3.2   On the Closing Date OTC will deliver to Purchaser:

      (i) all Assets hereby agreed to be sold which are capable of transfer by delivery;

      (ii) a duly executed deed for the transfer of real property as described in Schedule 1.4;

      (iii)a general assignment, bill of sale and assumption agreement, duly executed on behalf of Akzo Nobel Pharma, for the Trademarks along with a letter by OTC surrendering its rights under and terminating the Trademark License Agreement; and

      (iv) such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in a form reasonably satisfactory to Purchaser, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all right, title and interest in and to the Assets, including with limitation, subject to the provisions of Paragraph 1.3 above (A) good and valid title in and to all of the Assets; (B) good and valid leasehold interests in and to all of the Assets leased by OTC as lessee, and (C) all rights under all Contracts and other documents included in the Assets; and

      (v) subject to the provisions of Paragraph 1.3, all Contracts and Records and other documents, books, records, papers, files, and data which are part of the Assets; and

      (vi) the agreements referred to in Articles 11 and 12 hereof.

3.3 Delivery as contemplated in Paragraph 3.2 above shall be made against:

      (i) Same day delivery of shares of ICN Common Stock in the amounts and to the parties as set forth in Paragraph 2.4 above; and

      (ii) Delivery of such instrument of assumption as OTC may reasonably request to effectuate assumption of liabilities and obligations of OTC by Purchaser provided for in Paragraph 1.4 above;
           and

      (iii)the agreements referred to in Articles 11 and 12 hereof.

3.4 As soon as practicable, but not later than thirty (30) days after the Closing Date, OTC shall deliver to Purchaser a detailed statement (the "Statement") setting forth the quantity and value (on a net book value basis under US GAAP) of all inventories of finished goods, work in process, materials (including biological materials), components and supplies, at the Cappel Operations, and exclusively related to the Cappel Operations on hand as of the Closing Date as well as of the Production Animals on hand as of the Closing Date and any prepaid expenses to be transferred to Purchaser on the Closing Date.

3.5 After the Closing Date, OTC will from time to time, at Purchaser's request and without further consideration, execute and deliver to Purchaser such other and further instruments of conveyance, assignment and transfer as Purchaser may reasonably request for more effective conveyance and transfer of any of the Assets to Purchaser, including, without limitation, such further instruments of conveyance, assignment and transfer as may be necessary to permit Purchaser to record on or in any applicable record or recording office its ownership of any of the Assets.

3.6 On the Closing Date, OTC will terminate all banking and financing services relating to the Cappel Operations as well as all insurance coverage for the Assets or otherwise relating to the Cappel Operations for periods after Closing.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF OTC AND AKZO NOBEL
PHARMA.
----------------------------------------------------------

A. OTC and where indicated Akzo Nobel Pharma hereby represent and warrant as of the date of this Agreement and as of the Closing Date to Purchaser as an inducement to enter into this Agreement.

4.1 Status. OTC is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, which has full power and authority to own or lease its property and assets and to carry on its business as it has been, and is, conducted. Akzo Nobel Pharma is a corporation duly organized and validly existing and in good standing under the laws of the Netherlands, which has full power and authority to own or lease its property and assets and to carry on its business as it has been, and is, conducted.

4.2 Corporate Authority. Each of OTC and Akzo Nobel Pharma have full power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

4.3   Corporate Action.   All necessary corporate action has
      been duly taken by the Board of Directors of OTC as well as by Akzo Nobel Pharma in order to authorize the execution and consummation of this Agreement. This Agreement has been, and the other agreements, documents and instruments required to be delivered by OTC and/or Akzo Nobel Pharma hereunder will be, duly executed and delivered by duly authorized representatives of OTC and/or Akzo Nobel Pharma as appropriate. Upon execution hereof by the Purchaser, this Agreement shall be the legal, valid and binding obligation of OTC and/or Akzo Nobel Pharma enforceable in accordance with its terms.

4.4   Title to Assets.   Except as provided in Paragraph 4.5
      with respect to Trademarks and in Paragraph 4.9 with respect to real property, OTC has good, valid and marketable title to all of the Assets, including the Technology, to be transferred hereunder, free and clear of any liabilities, liens, encumbrances, security interests, charges, imperfections of title or restrictions of any kind or nature whatsoever and on the Closing Date the Purchaser shall receive good and marketable title to all of such Assets free and clear of any liabilities, liens, encumbrances, security interests, charges, imperfections of title or restrictions of any kind or nature whatsoever.

4.5 Trademarks. Akzo Nobel Pharma has good, valid and marketable title to the Trademarks and OTC possesses the right to use the Trademarks in connection with the conduct of its business, and to the best of their knowledge there is no conflict with any trademarks or trade names of others.

4.6 Contracts. All Contracts assumed by and assigned to Purchaser under this Agreement and as set forth on the Contract List hereto are legal, valid and binding obligations of the parties thereto in full force and effect and there exists no current breach or default by either of the parties thereto. To the extent the assignment thereof requires the approval of another party or governmental entity, OTC shall use reasonable efforts to have all such Contracts assigned to Purchaser. Subject to Paragraph 1.3 above, there exists no actual or, to the knowledge of OTC, any threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have an adverse effect on the business or condition, financial or otherwise, of the Cappel Operations, including without limitation, (i) the business relationship of the Cappel Operations with any customer, distributor, or related group of customers or distributors whose purchases individually or in the aggregate are material to the operations and financial condition of the business of the Cappel Operations, or (ii) the business relationship of the Cappel Operations with any material supplier.

4.7 Equipment. The Equipment is in good operating condition and repair (normal wear and tear in relation to age excepted), is reasonably fit for the purposes for which such Assets are presently used, are adequate and usable for the continued operation of the business of the Cappel Operations as the same is presently conducted, and none of the Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, the cost of which will not vary materially from historic patterns.

4.8 Litigation. Except as disclosed on Schedule 3.1 attached hereto, there are no material actions, suits or proceedings pending or, to the knowledge of OTC or Akzo Nobel Pharma, threatened against and materially adversely affecting the Cappel Operations before any court, administrative agency or other body. The Cappel Operations (or OTC with respect to its conduct of the Cappel Operations) has not been charged; nor to the knowledge of OTC or Akzo Nobel Pharma, is it under investigation with respect to any charge, concerning any material violation of any provision of any federal, state, local or foreign law or administrative regulations.

4.9   Real Property

      (a) Except for the West Chester Manufacturing
          Facilities and certain office space at OTC's principal offices in Durham, NC, the real estate described in the Real Estate List includes all of the real estate currently used in connection with or occupied by the Cappel Operations. Such real estate is not subject to any restrictions which would prevent its use as presently used in the conduct of the Cappel Operations.

      (b) OTC has good and marketable title to the real property described on the Real Estate List free and clear of all liens, mortgages, leases, charges, encumbrances, restrictions or easements except (i) for the lien of current taxes not yet due and payable, (ii) for such imperfections of title, if any, as are not in the aggregate substantial in character, amount or extent as applied to such property, and do not in the aggregate materially detract from the value or interfere with the present use of any property subject thereto or affected thereby, or otherwise materially impair business operations at such property, (iii) such state of facts as may be disclosed by an accurate survey of the property, and (iv) zoning and other laws affecting the property.

      (c) There is no pending or to OTC's knowledge, threatened violation, action or proceeding by any person or governmental agency against OTC with respect to the Real Property or against the Real
          Property, and to the knowledge of OTC there is no current threat of any litigation or other legal action being filed against OTC or the Real
          Property which would affect the Real Property, OTC's ability to perform its obligations hereunder, or Purchaser's ability to conduct the Cappel Operations after Closing.

      (d) There is no pending litigation or dispute, and OTC has received no notice of any disputes, concerning the location of the lines and corners of the Real Property, and OTC has not been served with any legal action concerning the location of the lines and corners of the Real Property.

      (e) To OTC's knowledge, the improvements constructed on the Real Property complies with all applicable zoning, environmental protection, fire, electrical, building and development codes, rules and regulations (collectively, the "Codes"). OTC is not aware of, and has not received any notification from any governmental or public authority that the Real Property or any portion thereof violates any of the codes or that any work is required to be done upon or in connection with the Real Property or any portion thereof . No notice or warning from any governmental authority with respect to any failure or alleged failure of OTC to comply with any of the Codes has been issued or given or, to OTC's knowledge, is any such notice or warning proposed or threatened. To OTC's knowledge, the Real Property's continued compliance with the Codes are not dependent on facilities located on any real property other than the Real Property. To OTC's Knowledge, there is no license, approval or permit, necessary for either the lawful operation of the Real Property or the lawful occupancy thereof, including, without limitation, utility, building, zoning, subdivision control, land and water use, environmental protection and flood hazard permits, which has not been obtained, and all required permits and licenses have been paid for, are in full force and effect. To OTC's knowledge, neither the sale of the Real Property to Purchaser nor the consummation of any of the transactions contemplated hereunder (i) shall require that the consent of any person be obtained in order to keep any of the permits in full force and effect from and after the Closing Date or (ii) will result in a violation of any of the permits or of any Codes applicable to them. To OTC's knowledge, all parking facilities, access driveways, and walkways required in connection with the full and complete operation and use of the Real Property are located entirely within the boundaries of the Real Property and Purchaser will not be required to grant any easement or license for the use thereof on account of the development of adjacent or nearby real property.

      (f) To OTC's knowledge, no person other than Purchaser has any right, agreement, commitment, option right of first refusal or any other agreement with respect to the purchase, assignment or transfer of all or any portion of the Real Property.

      (g) Water is supplied by wells on the Property, and sewer is provided by on-site septic facilities. All electric, telephone, drainage facilities and service and other utilities necessary to adequately supply the Real Property for its present use are available on the Real Property and either enter the Real Property through adjoining public streets or if through private land, do so in accordance with valid and indefeasible public easements or private easements that will inure to the benefit of Purchaser and are not subject to defeasance. All easements and licenses required in connection with the utilities have been granted.

      (h) To OTC's knowledge, the Real Property is not subject to or affected by any special assessment for public improvements or otherwise, or not presently a lien upon the Real Property. OTC has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner's association or any other organization, group or individual relating to the Real Property which would impose an obligation upon OTC or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Real Property or upon separate lands. No governmental authority has imposed any requirement that OTC pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Real Property. The Real Property is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes. OTC has received no notice of any actual reassessment of the Real Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting the Real Property or any portion thereof have been paid.

      (i) There is no pending or to the knowledge of OTC threatened condemnation, expropriation, eminent domain, change in grade of public street or similar proceeding affecting all or any portion of the Real Property; OTC has received no notice of the same and OTC has no knowledge that any such proceeding is contemplated.

      (j) To OTC's knowledge, no portion of the improvements located on the Real Property is located in an area designated as a "Flood hazard area" in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration - Special Flood Hazard Area Maps" or within the 100-year flood plain as depicted on the U.S. Army Corps of Engineers Geodetic Maps of such flood plain areas. No portion of the improvements located on the Real Property is located within wetlands.

      (k) There is no default or breach by OTC nor any other party thereto, under any covenants, conditions, restrictions or easements which may affect the Real Property or any portion or portions thereof which are to be performed or complied with by the owner of the Real Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by OTC nor, to OTC's knowledge, any other party thereto, under any such covenants, conditions, restrictions, rights-of-way or easements.

      (l) Presently neither OTC nor any of its affiliates has received any notice from any insurance company which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defect or deficiency in the Real Property or requires the performance of repairs, alterations or other work to the Real Property which have not been corrected.

      (m) the Real Property has free, complete and adequate vehicular and pedestrian access to paved and publicly-dedicated streets abutting or adjoining the Real Property, without the necessity of private easements over or across the property of third parties.

      The foregoing representations and warranties contained in this Paragraph 4.9 are effective as of the Closing Date and are collectively referred to as the "Real Property Warranties". Prior to the Closing Date, Purchaser will not have had time to obtain a current survey of the Real Property nor a title insurance commitment and owner's policy insuring Purchaser's title to the Real Property. After the Closing, OTC shall assist Purchaser in obtaining owner's title insurance by executing the customary owner's affidavits and other documents reasonably required by the title insurance company. In consideration of Purchaser closing on the Closing Date, OTC hereby indemnifies, agrees to defend and hold harmless Purchaser from and against any and all claims, demands, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees), penalties, damages and losses, payments, obligations, actions or causes of action, final assessments, and any legal or other expenses reasonably incurred in connection with investigating or defending claims or actions, whether or not resulting in any liability, resulting from the inaccuracy of any Real Property Warranties (irrespective of whether the Real Property Warranties are limited to OTC's knowledge) which materially and adversely effects the current use or title to the Real Property. This provision and the indemnity contained herein, shall expressly survive the Closing until such time as Purchaser has obtained a survey of the Real Property and an owner's title insurance policy (or title commitment "marked" by the title insurance company in which the title company unequivocally commits to issue an owner's title insurance policy in the form marked) insuring Purchaser's title to the Real Property in the amount of $574,790 (the "Title Policy), both of which shall be in form and content acceptable to Purchaser. Purchaser shall diligently pursue obtaining said survey and Title Policy and OTC shall cooperate with Purchaser in such endeavor. If the survey or Title Policy reveals a matter which materially and adversely effects the current use or title to the Real Property, Purchaser shall notify OTC of said defect and OTC shall fully cooperate with Purchaser to remedy said defect. Purchaser shall have sixty (60) days after Closing in which to notify OTC of any matter which materially and adversely effects the current use or title to the Real Property.

4.10  Conflicts with Other Agreements.   Neither the execution
      and delivery of this Agreement nor the consummation of the sale and other transactions contemplated hereunder will conflict with, or result in a breach of, any of the terms and conditions or provisions of any law or any regulation, order, writ, injunction or decree of any court or government instrumentality or the corporate Charter or Bylaws of OTC or the Statutes of Akzo Nobel Pharma, or of any agreement or other instrument to which OTC or Akzo Nobel Pharma is bound or by which any of the Assets may be affected, or will constitute a default or result in any lien or encumbrance on any of the Assets being sold hereunder, or except in the cases as foreseen in Paragraph
      1.3 above give any party any right to terminate, modify, accelerate or otherwise change the existing rights thereunder.

4.11 No Bankruptcy. No proceeding has been commenced against or by OTC or Akzo Nobel Pharma under the federal
      Bankruptcy Code or any similar state statute or law or, as to Akzo Nobel Pharma, the Dutch Bankruptcy Law.

4.12 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Assets, or any interest therein, except for those contracts entered into in the normal and ordinary course of business reasonably consistent with past practice.

4.13 Inventory. All Inventory, whether reflected on the most recent balance sheet for the Cappel Operations or subsequently acquired, is now and at the closing Date will be located at the West Chester Manufacturing Facility, has been or will be acquired by OTC only in bona fide transactions entered into in the ordinary course of business, is of good and merchantable quality, is not subject to any write-down or write-off and valued in accordance with generally accepted accounting principles ("GAAP"). Seller is not under any liability or obligation with respect to the return of Inventory in the possession of others.

4.14 Absence of Undisclosed Liabilities. There are no liabilities or obligations with respect to the Cappel Operations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

      (a) liabilities arising in the ordinary course of business consistent with past practice, relating to the Contracts, the Cochranville Facility, the Equipment (including leases) and the
          Registrations;

      (b) those liabilities or obligations incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business of the Cappel Operations; and

      (c) liabilities relating to the Employees and Employee
          Benefits as meant in Article 6.

4.15 Compliance with Law; Authorizations. Except as set forth in Schedule 3.2, OTC has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Cappel Operations or the Assets are subject ("Regulations") the non compliance of which would have a material adverse effect on the Cappel Operations. OTC owns, holds, possesses or lawfully uses in the operation of the Cappel Operations all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for its to conduct its business as now or previously conducted or for the ownership and use of the Assets, except as explicitly provided otherwise herein, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations except when the failure to do so would not have a material adverse effect on the
      Cappel Operations.   OTC is not in default, nor has it
      received any notice of any claim of default, with respect to any such Authorization.

4.16 Labor Matters. OTC is not a party to any collective bargaining agreement affecting or covering Employees, no such agreement determines the terms and conditions of employment of any of the Employees, no collective bargaining agent has been certified as a representative of any of the Employees, and no representation campaign or election is now in progress with respect to any of such Employees.

4.17  Environmental Matters.

          (a) OTC has no knowledge concerning the environmental conditions or the existence of any contamination at the Cochranville Facility.

          (b) To the best of its knowledge, OTC has obtained, and is in material compliance with all permits, license and other authorizations appropriate for, or needed by, the Cappel Operations and which are currently required by applicable environmental laws and regulations relating to the pollution by hazardous chemicals of the air, waters or soil.

          (c) To the best of its knowledge, OTC is not aware of nor has it received any notice of any non-compliance situation or incident related to any applicable environmental law or regulation which would impede or prevent continued operations at the Cappel Operations.

          (d) To the best of its knowledge, the Cochranville Facility and OTC operations therein comply with all applicable regulations and OTC is not aware of nor has it received any notice of non-compliance with any applicable regulation regarding manufacturing at, operations of, or transporting materials to or from, the Cochranville Facility.

4.18 No Violations. Except as set forth in Schedule 3.2., the Cochranville Facility and the present uses thereof comply with all Regulations of the governmental bodies having jurisdiction over the Cochranville Facility the non compliance of which would have a material adverse effect on the Cappel Operations, and OTC has received no written notices from any governmental body, and has no reason to believe that the Cochranville Facility or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Cochranville Facility.

4.19 Assets. Except for the Excluded Assets, the Assets include all rights and property necessary to the conduct of the Cappel Operations by Purchaser in the manner it is presently conducted by OTC with the exception of the manufacture of LSM.

4.20 No Claims for Infringement or Invalidity or Unenforceability. Neither OTC nor Akzo Nobel Pharma has received any claims alleging infringement of any patent trademark, trade name, service marks, copyright or trade secrets owned or claimed by any third party. Neither OTC nor Akzo Nobel Pharma has received any claims alleging that any Trademarks are invalid or unenforceable.

4.21 Conduct of the Cappel Operations prior to the Closing Date. OTC has conducted the Cappel Operations in the period between December 31, 1995 and the date of this Agreement only in the normal and ordinary course of business reasonably consistent with past practices, except as otherwise approved in writing by Purchaser. Without limiting the generality of the preceding sentence, OTC has not:

      (a) Amended or terminated the Contracts, except in the normal and ordinary course of business;

      (b) Entered into any agreement relating to the Cappel
          Operations except in the normal and ordinary course of business;

      (c) Sold, leased, licensed, transfer, pledged or assigned any of the Assets, except in the normal and ordinary course of business.

4.22 Delivery As Is. Except as explicitly warranted herein all Assets, including but not limited to the Cochranville
      Facility, will be delivered to Purchaser and Purchaser will accept such Assets on an as is basis.

4.23. Purchase Entirely for Own Account. The Purchase Price Shares will be acquired for OTC's or Akzo Nobel Pharma's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and neither OTC nor Akzo Nobel Pharma has a present intention of selling, granting any participation in, or otherwise distributing the same otherwise than pursuant to an effective registration statement under the Securities Act as contemplated by Paragraph 2.5 hereof or in a transaction exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as set forth in Paragraph 2.5, neither OTC nor Akzo Nobel Pharma has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third party with respect to any of the Purchase Price Shares.

4.24 Reliance Upon OTC's and Akzo Nobel Pharma's Representations. OTC and Akzo Nobel Pharma understand that the issuance of the Purchase Price Shares to OTC and Akzo Nobel Pharma pursuant to this Agreement, will not be registered under the Securities Act or any state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act and such state laws, and that Purchaser's reliance on such exemption is predicated in part on OTC's and Akzo Nobel Pharma's representations set forth herein.

4.25 Receipt of Information. Each of OTC and Akzo Nobel Pharma has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchase Price Shares. Each of OTC and Akzo Nobel Pharma has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the Purchase Price Shares and the business, properties, prospects, and financial condition of Purchaser and to obtain additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to OTC and Akzo Nobel Pharma or to which OTC or Akzo Nobel Pharma had access, provided however that such opportunity and verification shall in no way effect or limit the representation and warranties of Purchaser herein or OTC's and Akzo Nobel Pharma's right to indemnification hereunder.

4.26 Investment Experience. Each of OTC and Akzo Nobel Pharma alone or with its representative acknowledges that it is able to fend for itself, can bear the economic risk of the investment in the Purchase Price Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchase Price Shares.

4.27 Restricted Securities. Each of OTC and Akzo Nobel Pharma understands that the Purchase Price Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchase Price Shares or an available exemption from registration under the Securities Act, the Purchase Price Shares must be held indefinitely subject to Paragraph 2.5 (g) hereof. The Purchase Price Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

4.28. Legends. To the extent applicable, each certificate evidencing any of the Purchase Price Shares shall be endorsed with the legend set forth below:



      "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN

      REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

      AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN

      A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR

      PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT

      AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED,

      OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER

      SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN

      OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO

      THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION

      IS NOT REQUIRED."



      "The shares represented hereby are subject to certain restrictions on transfer contained in a certain Sale and Purchase Agreement dated September 18, 1996 between Organon Teknika Corporation and Akzo Nobel Pharma International B.V. on the one hand and the Company on the other hand, a copy of which is available at the Company's headquarters."



4.29 No Additional Warranties. EXCEPT AS EXPLICITLY STATED ABOVE IN THIS ARTICLE 4 OR ELSEWHERE IN THIS AGREEMENT, OTC MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSETS, INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.30 Meaning of Knowledge. For purposes of this Article 4 knowledge means the knowledge of facts or circumstances which would indicate to a reasonable person the existence of the fact or circumstance.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PURCHASER.
-------------------------------------------------------
      Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date to OTC as an inducement to enter into this Agreement.

5.1 Status. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

5.2 Corporate Authority. Purchaser has full power and authority to enter into this Agreement and to consummate the transaction contemplated herein.

5.3 Corporate Action. All necessary corporate action has been duly taken by the Board of Directors and stockholders of Purchaser in order to authorize the execution and consummation of this Agreement. This Agreement has been, and the other agreements or instruments required to be delivered by Purchaser hereunder will be delivered by Purchaser hereunder will be, duly executed and delivered by duly authorized representatives of Purchaser. Upon execution hereof by the Purchaser, this Agreement shall be the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

5.4 Consents. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for consummation by Purchaser of the transactions contemplated under this Agreement, which shall include the sale of the Assets hereunder to Purchaser.

5.5 Financing. Purchaser has, and will maintain at all times until Purchase fulfills its obligation pursuant to Paragraph 2.3 above, if appropriate, sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to fulfill such obligations.

5.6 Litigation. There are no actions, suits or proceedings pending, or to the knowledge of Purchaser, threatened against, Purchaser before any court, administrative agency or other body, in which any third party challenges or seeks to prevent, alter or materially delay the transactions contemplated under this Agreement.

5.7 Conflicts with Other Agreements. Neither the execution and delivery of this Agreement nor the consummation of the sale and other transactions contemplated hereunder will conflict with, or result in a breach of, any of the terms and conditions or provisions of any law or any regulation, order, writ, injunction or decree of any court or government instrumentality or the corporate Charter or Bylaws of Purchaser, or of any agreement or other instrument to which Purchaser is bound.

5.8 No Bankruptcy. No proceeding has been commenced against or by Purchaser under the Federal Bankruptcy Code or any similar state statute.

5.9 No Broker. Purchaser has not dealt with or retained a broker in connections with this transaction and no entity or individual is entitled to receive a fee as the result of the consummation of the transactions contemplated under this Agreement.

5.10 Investigation. Purchaser has had the opportunity, prior to the execution of this Agreement, to investigate the properties, assets, liabilities and financial conditions of the Cappel Operations and to have access to all the books and records, key personnel and facilities related to the Cappel Operations; provided, however, that such investigations shall in no way effect or limit the representations and warranties of OTC or Akzo Nobel Pharma herein or Purchaser's rights to indemnification hereunder.

5.11 Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as amended by Form 10-K/A-1, dated April 29, 1996 (the "Form 10-K"); Quarterly Reports on Form 10-Q for the three months ended March 31, 1996 and six months ended June 30, 1996; and the Registration Statement on Form 8-A, dated November 16, 1994 (the "Form 8-A"), each when filed with the Commission, conformed in all material respects to the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

5.12 The unissued ICN Common Stock to be issued and sold by the Purchaser to OTC and Akzo Nobel Pharma have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable.

5.13 During the period commencing one month before the Closing Date, Purchaser has not taken, directly or indirectly, any action which was designed or which has constituted or which might have reasonably be expected to cause or result in stabilization or manipulation of the price of the ICN Common Stock.

5.14 Meaning of Knowledge. For purposes of this Article 5 knowledge means the knowledge of facts or circumstances which would indicate to a reasonable person the existence of the fact or circumstance.

ARTICLE 6 - EMPLOYEES/EMPLOYEE BENEFITS.
---------------------------------------
6.1 Employees of OTC who prior to the Closing Date were dedicated to the Cappel Operations and which are identified in Schedule 4 hereto (the "Transferred Employees") will be offered employment by Purchaser as soon as practical following the Closing Date which employment, if accepted by the Transferred Employees, shall become effective upon the earlier of the date such Transferred Employees commence employment with Purchaser or December 31, 1996 (such actual employment date shall hereinafter be referred to as "Purchaser Employment Date"). Except as explicitly provided otherwise hereinafter Purchaser shall become responsible for all costs and liabilities attributable to Transferred Employees who accept and actually commence employment with Purchaser accruing on and after the Purchaser Employment Date; provided, however, that Purchaser shall not be responsible for any liabilities arising under the OTC's employee benefit plans. To the extent necessary, OTC may continue to communicate with the Transferred Employees regarding their rights and entitlement to any benefits under OTC's employee benefit plans, subject to Purchaser's prior approval, which shall not be unreasonably withheld. Effective on the Purchaser Employment Date, OTC shall, and hereby does, release all Transferred Employees who accept employment with Purchaser from any employment and/or confidentiality agreement previously entered into between OTC and such Transferred Employees to the extent (but only to the extent) necessary for Purchaser to operate the business acquired from OTC hereunder in the same manner as operated by OTC prior to the Closing Date. OTC has previously delivered to Purchaser a list of its employment policies and practices.

      The amount of severance pay entitlement on the Purchaser Employment Date under the OTC's severance policy is a preserved severance pay entitlement ("Preserved Severance Pay") for each Transferred Employee who accepts and actually commences employment with Purchaser. Should a Transferred Employee who accepts and actually commences employment with Purchaser be laid off by Purchaser after transfer due to a reduction in force or position elimination, such employee will receive from Purchaser the greater of their Preserved Severance Pay or the amount of severance pay due under the Purchaser's severance pay policy unless and except to the extent such Transferred Employee has previously been paid severance by OTC at the time OTC acquired the Cappel business.

      Notwithstanding anything herein to the contrary, Purchaser undertakes no obligation to employ any persons other than a Transferred Employee and Purchaser shall assume no obligation or liability with respect to any Employee who is not a Transferred Employee or with respect to any Transferred Employee who does not accept or actually commence employment with Purchaser. An individual shall be included as a Transferred Employee notwithstanding the fact that the individual, on the Closing Date or the Purchaser Employment Date, is on leave of absence, vacation or on short-term disability.

6.2 All Transferred Employees who accept and actually commence employment with Purchaser shall become participants in the Purchaser's health and medical plans on the Purchaser Employment Date, or the first day of the calendar month following, if the Purchaser Employment Date is not the first day of a month. Purchaser further agrees to waive the exclusions from coverage under group health, life and disability insurance for "pre-existing conditions" for such Transferred Employees.

6.3 On and after the Purchaser Employment Date, or the first day of the calendar month following, if the Purchaser Employment Date is not the first day of a month, Purchaser shall be solely responsible for any and all benefits and the cost of any and all benefits to which the Transferred Employees who accept and actually commence employment with Purchaser are entitled pursuant to the terms of the Purchaser`s plans or programs, in effect from time to time, provided, however, that liabilities relating to the claims of such Transferred Employees for medical benefits incurred for medical services rendered to, and purchases of prescription drugs and other health care products made by such persons while actively employed by OTC and thereafter through the last day of the calendar month in which their employment with OTC terminates shall be retained by OTC, subject to the provisions of its medical benefit plans as in effect on such date.

      The amount of medical expenses applied at the Purchaser Employment Date to satisfy the annual deductible and annual out of pocket expenses under the OTC Medical Plan for each Transferred Employee who accepts employment with Purchaser, will be recognized by the Purchaser as being applied to the Purchaser's health and medical plans' deductible and out of pocket expenses for the Purchaser's current plan year.

6.4 Through the Purchaser Employment Date, Purchaser shall grant paid vacation days to all Transferred Employees who accept and actually commence employment with Purchaser and who have accrued and unused vacation days due from OTC as of the Purchaser Employment Date, under OTC's vacation policy.

6.5 OTC shall, with respect to Transferred Employees, up to and including the last day of the month in which they become employed by Purchaser and/or OTC terminates their employment be solely responsible for the cost of any and all benefits to which Transferred Employees are entitled under the terms of OTC's retirement, health and welfare plans while employed by OTC, and subject to the terms of the applicable plan as in effect from time to time. OTC shall be responsible for and Purchaser shall. assume no obligation with respect to the payment of all liabilities and obligations (including without limitation all accrued but unpaid wages, commissions, severance pay, vacation pay, sick pay, and holiday pay) for any Employees of OTC who are not Transferred Employees as well as for Transferred Employees who do not accept or do not actually commence employment with Purchaser. OTC shall be responsible for the payment of any amounts due to its Employees (including the Transferred Employees) pursuant to its employee benefit plans as a result of the employment of its Employees, provided that in determining bonuses and other similar payments due to Transferred Employees who accept employment with Purchaser for any period ended on or prior to the Purchaser Employment Date, OTC shall, if payment thereof will occur after the Purchaser Employment Date, waive any requirement that employees be employees of OTC on the date such bonuses or other similar payments are paid. OTC shall be responsible for reporting all employee-related costs and liabilities of Transferred Employees who accept employment with Purchaser accruing prior to the Purchaser Employment Date, whether payable on or after the Purchaser Employment Date. OTC is responsible for all incurred but unreported or unpaid medical claims occurring prior to the Purchaser Employment Date and for the cost associated with any hospital confinement which commences prior to the Purchaser Employment Date.

6.6 OTC and Purchaser agree to provide any information and to take any actions reasonably required to effect the provision of this Article 6. OTC and Purchaser acknowledge, that it is their intention that no group health plan maintained by Purchaser shall constitute a successor plan to any of the OTC's group health plans, and Purchaser is not a successor employer with respect to OTC's group health plans, and OTC is not a predecessor employer with respect to Purchaser's group health plans, within the meaning of the COBRA health continuation coverage provisions contained in Internal Revenue Code
      Section 4908B(f) and the corresponding provisions of the Employee Retirement Income Security Act of 1974.

ARTICLE 7 - SAVINGS PLANS
-------------------------
      As of the Closing Date all Transferred Employees shall become eligible to participate in Purchaser's savings plan
      (401K).

ARTICLE 8. - TAXES

------------------
8.1. Definition. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign, and other net income gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties or other taxes, fees assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

8.2.  Responsibility for Taxes.

      (a) OTC shall be responsible for (and shall indemnify and hold harmless Purchaser from and against) all Taxes (i) with respect to all tax periods ending on or prior to the Closing Date, or (ii) with respect to any tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date, or
          (iii) which respect to which a Tax Return was not timely filed or did not accurately pay or reflect taxes owed, due or becoming due.

      (b) Purchaser shall be responsible for (and shall indemnify and hold harmless OTC and Akzo Nobel
          Pharma from and against) all Taxes (i) with respect to all tax periods beginning after the Closing Date or (ii) with respect to any tax period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period commencing after the Closing Date.

      (c) With respect to any tax period beginning before the Closing Date and ending after the Closing
          Date, any Taxes for such period shall be apportioned between the pre-Closing and post-
          Closing partial periods based, in the case of property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of actual activities, taxable income or loss during such partial periods.

      (d) Except as provided in Paragraph 8.2 under (b)
          Purchaser shall assume no Tax obligations of OTC or Akzo Nobel Pharma currently accrued on the books and records of OTC or Akzo Nobel Pharma as the case may be.

8.3. Allocation of Purchase Price. In accordance with section 1060 of' the Internal Revenue Code of 1986, OTC, Akzo Nobel Pharma and Purchaser shall discuss the allocation of the Purchase Price among the Assets and attempt in good faith to reach agreement with respect thereto (within the parameters of Paragraph 2.2). If such agreement is reached prior to the Closing Date, a document memorializing the agreement shall be executed by OTC and Purchaser at the Closing,

8.4 Resale Certificate. As a condition precedent to the consummation of the transactions contemplated by this Agreement, Purchaser shall provide OTC with a Pennsylvania or other applicable state resale certificate or similar document(s) that may be required by the Pennsylvania or other applicable state taxing authority in order to relieve OTC of the obligation to collect sales Tax on the sale of any inventory described in Paragraph 1.1(f).

8.5. Transfer Taxes. Purchaser shall be solely responsible for the payment of any Taxes associated with the transfer of title or beneficial interest to the Assets from OTC and/or Akzo Nobel Pharma to Purchaser, including any Pennsylvania Realty Transfer Tax or any similar local Tax and any recordation Tax or fee.

ARTICLE 9 - INDEMNIFICATION.
---------------------------

9.1  Definitions



     For the purposes of this Article:



      (a) "Indemnification Claim" shall mean a claim for indemnification hereunder.

      (b) "Indemnitees" shall mean the party seeking indemnification hereunder, its agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates.

      (c) "Indemnitor" shall mean the party against whom indemnity hereunder is sought and shall refer to OTC, Akzo Nobel Pharma or to Purchaser, as the case may be, depending on the party seeking indemnification.

      (d) "Losses" shall mean any and all demands, claims, actions or causes of action, final assessments, losses, damages, liabilities, costs, and expenses, including without limitation, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses, but shall not include any special or consequential damages.

      (e) "Third Party Claim" shall mean any claim, suit or proceeding (including, without limitation, an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

      (f) "Environmental Laws" shall mean all applicable, state, federal, and municipal laws and regulations relating to pollution or the environment, including but not limited to the Comprehensive Environmental Recovery, Compensation, and Liability act, as amended, 42 U.S.C. 9601, et seq. ("CERCLA"); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 9601, et seq. ("RCRA"), the Occupational Safety and Health Act, 29 U.S.C. 600, et seq. ("OSHA") and other laws and regulations relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, toxic, or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes.

      (g) "Environmental Condition" shall mean any conditions or circumstances related in any manner whatsoever to (i) the spill emission, discharge, disposal, release or threatened release of any hazardous or toxic substance or waste (as defined by any applicable Environmental Laws) and any chemicals, pollutants, petroleum, petroleum products, or oil ("Hazardous Substance"), into the environment, or (ii) the treatment, storage or other handling of any Hazardous Substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace or on any portion of the Cochranville Facility.

      (h) "Environmental Claim" shall mean any claim (including, without limitation, any written notice or other communication alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (I) any Environmental Condition or
          (ii) any circumstances or state of facts forming the basis of any violation or alleged violation of, or any liability or alleged liability under any Environmental Law.

      (I) "Diminution of Value Claim" shall mean a claim against OTC by Purchaser for decreased property value due to on-site contamination arising from OTC's breach of its obligation to remedy pursuant to this Article 9.

9.2   Agreement of Indemnitor to Indemnify

      (a) Subject to the terms and conditions of this
          Article 9 OTC agrees to indemnify, defend, and hold harmless Purchaser Indemnitees, and each of them, from, against, for, and in respect of any and all Losses or a Diminution of Value Claim asserted against, or paid, suffered or incurred by, a Purchaser Indemnitee and resulting from, upon, or arising out of:

          (i) the inaccuracy, untruth, or incompleteness of any representation or warranty of OTC contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by OTC in connection herewith (except as otherwise provided in Paragraph 4.9 above);

          (ii) a breach of or failure to perform any material covenant or agreement of OTC made in this Agreement;

          (iii)any Excluded Asset;

          (iv) failure of OTC to cause all liens and encumbrances on the Assets to be released as set forth in this Agreement;

          (v) any obligations and liabilities arising out of acts or omissions of OTC with respect to the Cappel Operations, other than environmental liabilities, prior to the
               Closing Date including without limitation, liability arising from a claim for product liability or any tax liabilities of OTC pursuant to Article 8 hereof; and

          (vi) any Environmental Claim, which subject to reasonable investigation by Indemnitor and Indemnitee as described in Paragraph 9.3 (c), is found to have existed at the time of Closing.

      (b) Subject to the terms and conditions of this
          Article 9 Akzo Nobel Pharma agrees to indemnify, defend, and hold harmless Purchaser Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Purchaser Indemnitee and resulting from, upon, or arising out of:

          (i) the inaccuracy, untruth, or incompleteness of any representation or warranty of Akzo Nobel Pharma contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Akzo Nobel Pharma in connection herewith;

          (ii) a breach of or failure to perform any material covenant or agreement of Akzo Nobel
               Pharma made in this Agreement;

          (iii)any Excluded Asset;

          (iv) failure of Akzo Nobel Pharma to cause all liens and encumbrances on the Assets to be released as set forth in this Agreement, and

          (v) any obligations and liabilities arising out of acts or omissions of Akzo Nobel Pharma with respect to the Cappel Operations, other than environmental liabilities, prior to the Closing Date including without limitation, liability arising from a claim for product liability or any tax liabilities of Akzo
               Nobel Pharma pursuant to  Article 8 hereof.

      (c) Subject to the terms and conditions of this
          Article 9, the Purchaser agrees to indemnify, defend, and hold harmless OTC Indemnitees and Akzo Nobel Pharma Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted, against or paid, suffered or incurred by an OTC Indemnitee or an Akzo Nobel Pharma Indemnitee and resulting from, based upon or arising out of:

          (i) the inaccuracy, untruth, or incompleteness of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by the Purchaser in connection herewith;

          (ii) a breach of or failure to perform any material covenant or agreement of Purchaser made in this Agreement;

          (iii)any Assumed Liabilities; and

          (iv) all obligations and liabilities arising out of acts or omissions of Purchaser with respect to the Cappel Operations after the Closing Date including without limitation, any tax liabilities of Purchaser pursuant to
               Article 8 hereof.

          (v) any Environmental Claim which, subject to a reasonable investigation by Indemnitor and Indemnitee as described in Paragraph 9.3 (c) is not found to have existed at the time of Closing nor is found to have been caused by a subsequent owner of the Cochranville Facility, provided however that such subsequent owner is not affiliated to Purchaser and further that the environmental condition is not found to have been caused by Purchaser or Purchaser's affiliate during any period of occupancy as owner or in another capacity.

9.3   Procedures for Indemnification.

      (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

      (b) If the Indemnification Claim involves a Third
          Party Claim, the procedures set forth in Paragraph
          9.4 hereof shall be observed by the Indemnitee and the Indemnitor.

      (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have ninety (90) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. If the Indemnification Claim is an Environmental Claim, Indemnitor and Indemnitee shall immediately commence and shall attempt to complete within the ninety (90) day period such investigations as are necessary to determine whether the pollutants triggering a clean up existed at the time of Closing. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subparagraph (d) hereof. If an objection is timely interposed by the Indemnitor, then the parties shall negotiate in good faith for a period of not less than sixty
          (60) days from the date the Indemnitee receives such objection prior to commencing any formal legal action, suit or proceeding with respect to such Indemnification Claim.

      (d) If Indemnitee requests a sum of money then upon determination of the amount due the Indemnitee for an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by an arbitration award or by any other final adjudication ("Determined Amount of Indemnification"), the Indemnitor shall pay the amount of such Indemnification Claim within ten
          (10) days of the date such amount is determined.

      (e) If the Indemnitor assumes the defense of an Environmental Claim:

          (i) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent, which consent shall not be unreasonably withheld. In the event that Indemnitee objects to Indemnitor's acceptance of a compromise or settlement proposed in resolution of an Environmental Claim Indemnitor shall tender to Indemnitee funds equal to the amount of the proposed settlement or equal to the sum required to conduct any necessary remediation, and Indemnitee shall thereafter assume any further expenses incurred in the continuation of such litigation or remediation, provided, however, that Indemnitor shall in no event accept or request that Indemnitee accept a compromise or settlement containing terms obligating Indemnitee to undertake any actions which Indemnitee is not legally required to undertake, or which would require Indemnitee to materially impair its ongoing operations;

          (ii) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent; and

          (iii)in the event that Purchaser seeks
               indemnification from OTC, Purchaser shall allow OTC, as Indemnitor, such access as is reasonably necessary to conduct such remediation of the property as is required for the resolution of any Environmental Claim for which OTC is liable.

          Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement.

      (f) OTC will perform a study of the Environmental Conditions at the Cochranville Facility within six
          (6) months after the Closing Date ("Study"). Such Study will establish contaminants levels as of the Closing Date for any specific pollutant measured. Purchaser agrees to provide access during normal business hours to enable OTC and its agents to perform said study.

      (g) Access to the Cochranville Facility by OTC. OTC shall have access to the Cochranville Facility during normal business hours under the following conditions:

          (i) OTC or its contractors shall have access to the Cochranville Facility to carry out any necessary and appropriate activities to investigate and/or remediate an Environmental Claim at the Cochranville Facility, and to install, maintain, and monitor such environmental remediation units (including, without limitation, monitoring and recovery wells) (collectively, the "Activities") on or under the Premises, as necessary for the remediation of an Environmental Claim.

          (ii) OTC shall have access to the Cochranville
               Facility in order to perform the Study
               referenced in Paragraph 9.3 (g) above.

      (h) At any time during which OTC has access to the Cochranville Facility:

          (i)  OTC will comply with all applicable
               Environmental Laws.

          (ii) OTC will provide Purchasers with courtesy copies of any document regarding the Cochranville Facility, including test results, which OTC makes public, provided, however that should such document contain test results, OTC makes no representations or warranties regarding any aspect of any such test results as delivered to Purchaser.

          (iii)OTC's access is predicated upon the understanding that OTC shall, to the extent practicable and consistent with sound remediation practices, undertake the
               Activities in a manner that will not
               materially impair the operations of Purchaser at the Cochranville Facility.

      (i) Third-Party Responsibility - In any agreement with a lessee, tenant, or other third party for occupancy of the Cochranville Facility or any part thereof, Purchaser will require such third party to comply with the terms of this Agreement and will obligate such third party to assume Purchaser's obligations under this Agreement.

9.4 Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

      (a) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim, promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor within ninety
          (90) days of such claim shall relieve the Indemnitor of the obligation to indemnify the Indemnitee for such claim. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be made without prejudice, in the event that investigations reveal facts proving that the Indemnitor is not liable for such claim. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within forty-five (45) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing reasonably acceptable to Indemnitor. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an indemnification Claim as specified in Paragraph 9.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

      (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties, or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to fully participate in the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the Indemnification obligations of the Indemnitee hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitee shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

      (c) If the Indemnitor assumes the defense of a Third
          Party Claim,

          (i) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent which consent shall not be unreasonably withheld. In the event that Indemnitee objects to Indemnitor's acceptance of a compromise or settlement proposed in resolution of a Third Party Claim, Indemnitor shall tender to Indemnitee funds equal to the amount of the proposed settlement, and Indemnitee shall thereafter assume any further expenses incurred in the continuation of such litigation, provided, however, that Indemnitor shall in no event accept or request that Indemnitee accept a compromise or settlement containing terms obligating Indemnitee to undertake any actions which Indemnitee is not legally required to undertake, and

          (ii) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          Consent shall be presumed in the case of settlements of ten thousand US Dollars (US
          $10,000) or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement.

      (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto, and, as may reasonably be related to any such claim or action, shall provide access during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party reasonably related to such claim or action and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

9.5 Other Rights and Remedies Excluded. The rights of the Indemnitees under this Article 9 are exclusive of any other rights and remedies the Indemnitees may have at law or in equity or otherwise for any misrepresentation, breach of warranty or the failure to fulfill any agreement or covenant hereunder on the part of Indemnitor, including without limitation the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

9.6 Survival. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty. Environmental Claims shall survive the Closing without limit of time, notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

9.7 Time Limitations. The Indemnitor shall have no liability under clause (i), of Paragraph 9.2 (a), clause (I) (except as otherwise provided in Paragraph 4.9 above) of Paragraph
      9.2 (b) and clause (I) of Paragraph 9.2. (c) unless within two (2) years after the Closing Date, the Indemnitor is given notice asserting an Indemnification Claim with respect thereto. An Indemnification Claim based upon the provisions of Paragraph 9.2 (a) (ii) and Paragraph 9.2 (b)
      (ii) and Paragraph 9.2 (c) (ii) may not be made after the third (3rd) anniversary of the Closing Date. An Indemnification Claim based upon the provision of Paragraph 9.2 (a) (iv) and (v) and Paragraph 9.2 (b) (iv) and (v) may not be made after the expiration of the applicable Statute of Limitations. The indemnification obligations contained in Paragraphs 9.2 (a) (iii) and
      (vi), 9.2. (b) (iii) and 9.2. (c) (iii), (iv) and (v)
      shall not expire.

9.8 Any time that a party undertakes remediation of an Environmental Claim, the party shall: (a) comply with the requirements of the applicable federal, state, or local governmental agency with jurisdiction over the Cochranville Facility ("Governmental Authority") in conducting the investigation and remediation required by any Environmental Laws applicable to the Environmental Claim; and (b) continue such remediation until receipt of written notice from the applicable Governmental Authority that no further remediation or action is required.

ARTICLE 10 - CERTAIN SUBSTANTIVE PROVISIONS
-------------------------------------------
10.1 Transition. Prior to and after the Closing Date, OTC and Purchaser will mutually cooperate to (a) assist Purchaser in a smooth transition of the ownership of the Assets; (b) for their mutual benefit take all precautions possible to keep the negotiations of the parties to this Agreement and future plans of the parties confidential and not to disclose such plans to third parties.

10.2 Orders. All orders placed before the Closing Date for delivery of Cappel products after the Closing Date shall be deemed orders accepted by OTC for the benefit and account of Purchaser and Purchaser undertakes to accept and deliver those orders on the terms and conditions as agreed upon by OTC with the pertaining customer so long as terms and conditions are consistent with past practice.

10.3 Books and Records. Purchaser agrees that it will cooperate with and make available to OTC, during normal business hours, all books and records pertaining to the Cappel Operations, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose; it being understood that all books and records pertaining to the Cappel Operations shall be maintained by Purchaser for seven (7) years following the Closing Date. OTC shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records of the Cappel Operations, information and employees. Notwithstanding the foregoing, Purchaser shall retain all such books and records relevant to any tax return until sixty (60) days following the expiration of the relevant statute of limitations.

ARTICLE 11- TRANSITIONAL PERIOD
-------------------------------
11.1 Transitional Services. OTC and Purchaser agree that OTC shall enter into, on the Closing Date, a transitional services agreement with Purchaser whereby OTC will provide to Purchaser for a period commencing on the Closing Date and ending December 31, 1996, certain employee services, (including overtime services) support services and ancillary services related to manufacturing operations relating to the Cappel Products as well as customer services and accounting and administration as set forth in and substantially in the form of Schedule 5 hereto (the "Transitional Services Agreement"), to the extent that OTC will be allowed to use software and electronic data processing services licensed from third parties in providing the services as contemplated hereunder. The aforementioned services shall be charged on cost pass-through basis to Purchaser.

11.2 Use of OTC Name and Logo. Notwithstanding the provisions of Paragraphs 1.1 and 1.2 of this Agreement, Purchaser shall be permitted to use in the conduct and operation of the business of the Cappel Operations the existing inventories of raw materials, work-in-progress and finished goods of the Cappel Operations which bear the name "Organon Teknika" or OTC's logo, for the period necessary to exhaust the same, but in no event longer than six (6) months from and after the Closing Date. In addition, to the extent as legally permitted, OTC shall allow Purchaser to use in the conduct and operation of the business of the Cappel Operations the permits, consents, registrations, approvals, orders and authorizations necessary thereto previously obtained or applied for by OTC and the name "Organon Teknika" as applicable thereto, pending Purchaser's receipt of any such necessary permits, consents, approvals, etc. which Purchaser agrees to use its best efforts to obtain as soon as possible.

ARTICLE 12 - SUPPLY AGREEMENTS/SERVICES BY PURCHASER
----------------------------------------------------

12.1 Supplies to OTC. OTC, acting on its own behalf, including for its blood group serology division which is presently for sale, and on behalf of its relevant affiliates, and Purchaser agree to enter into, on the Closing Date, an agreement for the supply by Purchaser of certain raw materials as described in the Supply Agreement as attached in Schedule 6 hereto manufactured with the use of the Production Animals on the terms and conditions as set forth in such Supply Agreement. Such agreement shall be for an initial period of one (1) year and will automatically be renewed at the end of such period for an indefinite period of time unless or until it is terminated by either party by written notice.

      Purchaser agrees, if OTC sells its blood group serology division and its successor wishes to continue to purchase rabbit erythrocytes from the Cappel Operations, OTC may partially assign the Supply Agreement (i.e. to the extent it relates to the purchase of rabbit erythrocytes) to such successor.

12.2 Services by Purchaser. OTC and Purchaser agree that Purchaser shall enter into, on the Closing Date, a service agreement with OTC whereby Purchaser agrees to take care of and maintain the OTC Animals at the Cochranville Facility for the risk and benefit of OTC and to manufacture, at the request of and with antigen supplied by OTC, with the use of such OTC Animals goat anti-human IgG. Such services shall be provided by Purchaser to OTC on the terms and conditions set forth in the Services Agreement attached in Schedule 7 hereto. The goat anti-human IgG manufactured by Purchaser with the use of the OTC Animals shall be supplied to OTC at a price of one US Dollar (US $1.00) per milliliter. If Purchaser needs to replace an OTC Animal, at the prior request of OTC, Purchaser may charge OTC the amount of one hundred fourteen US Dollars (US $114.00) per goat. Purchaser may charge OTC for care and maintenance of the OTC Animals an amount of one hundred sixty US Dollars (US $160.00) per month per goat; provided, however, that if Purchaser replaces any OTC Animals with new goats, Purchaser may, because of the cost of cultivating those goats into production animals, charge for the period of three (3) months after the purchase of such goats an amount of seven hundred forty-two Dollars (US $742.00) per replacement goat for care and maintenance.

12.3 Various Raw Materials. Purchaser acknowledges that various raw materials other than those as described in Paragraph 12.1 above, such as but not limited to the raw material specified in Schedule 8 hereto, are supplied to other divisions of OTC, including the blood group serology division which is presently for sale. Purchaser agrees, if OTC or its successor wishes to continue to purchase such raw materials from the Cappel Operations, to continue the supply of such raw materials to OTC or its successor on terms and conditions to be negotiated in good faith or if OTC sells the blood group serology division, to continue the supply of such raw materials on terms and conditions to be negotiated in good faith to such purchaser of the blood group serology division. However, Purchaser shall not be obligated to continue the supply of raw materials if it discontinues the manufacture thereof, provided it gives six (6) months prior written notice to OTC or its successors of its intention to discontinue such manufacture.

ARTICLE 13 - MISCELLANEOUS.
--------------------------

13.1 Notices. All notices in connection with this Agreement shall be in writing and be in the English language (as shall all other written communications and correspondence) and may be given by personal delivery, prepaid registered airmail letter, courier, or telefax (with a confirmation copy by courier), addressed to the party required or entitled to receive same at its address set forth below, or to such other address as it shall later designate by like notice to the other party. The effective date of any notice if served by telefax shall be deemed the first business day in the city of destination following the dispatch thereof and if given by courier or prepaid registered airmail letter only respectively, it shall unless earlier received, be deemed served not later than three (3) business days or seven (7) calendar days respectively after date of dispatch.

      If to OTC:

      Organon Teknika Corporation
      100 Akzo Avenue
      Durham, NC   27712
      USA
      fax number: 1/919/620-2211
      Attn.:  President
      Copy to: General Counsel

      If to Akzo Nobel Pharma:

      Akzo Nobel Pharma International B.V.
      P. O. Box 20
      5345 BH Oss
      The Netherlands
      fax number: 011-31-412-666373
      Attn.:  General Counsel
      If to Purchaser:

      ICN Pharmaceuticals, Inc.
      ICN Plaza
      3300 Hyland Avenue
      Costa Mesa, California  92626
      fax number: 1/714/641-7274
      Attn.: General Counsel

13.2 Expenses. Each party shall be required to pay its own expenses, including expenses of its counsel and accountants, even in the event that the transactions which are the subject matter hereof are not consummated for any reason whatsoever.

13.3 Entire Agreement: Successors. This Agreement together with the Exhibits constitute the entire agreement between the parties and there are no representations, warranties or commitments except as provided herein and therein.
      This Agreement and such other documents supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral.
      All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, excluding its principles of conflicts of laws.

13.5 No Waiver. No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof.

13.6 Publicity. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, and shall submit to the other party for prior written approval the contents of any such release and/or publication before release thereof, provided, however that no release and/or publication shall be made by either party prior to the Closing Date and that nothing contained herein shall prohibit either party from making any disclosure which is required by law.

13.7 Legal Advice. Each party acknowledges that it has had the opportunity to consult with independent counsel of its choice with regard to the transactions contemplated under this Agreement, prior to the execution of this Agreement.

13.8 Severability. In the event that one or more of the provisions hereof shall be held to be void, unlawful or unenforceable by any court, tribunal or administrative authority under any law or regulation, the validity, lawfulness and enforceability of the other provisions hereof shall not be affected thereby in any way.

13.9 Assignment. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any right in favor of, any person other than the parties hereto. Accordingly this Agreement may not be assigned by either party without the prior written consent of the other party, except in case an assignment is made to an Affiliated Company of either party and such party gives prior written notice of such assignment to the other party. For the purpose of this Agreement Affiliated Company means a company which by means of a majority of shares or otherwise controls, is controlled by or is under common control with either party hereto.

13.10 Preamble and Headings. The preamble and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

13.11 Terminology. Any reference in this Agreement to OTC's severance policy, OTC's health and medical plans, OTC's vacation policy, OTC's retirement, health and welfare plans, OTC's pension plan, OTC's incentive savings plan and any other OTC employment policies and practices shall be deemed to include any such plans and policies of Akzo Nobel, Inc. to the extent they apply on the Closing Date to Employees dedicated to the Cappel Operations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the day and year first above written.

ORGANON TEKNIKA CORPORATION        ICN PHARMACEUTICALS, INC.


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AKZO NOBEL PHARMA
INTERNATIONAL B.V.


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Title:-------------------


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